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                                                                    Exhibit 99.1
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Autodesk Completes Acquisition of Discreet Logic Inc.

San Rafael, California, March 16, 1999--Autodesk, Inc., (Nasdaq: ADSK) announced that the Company's acquisition of Discreet Logic Inc. (Nasdaq: DSLGF) is complete effective today. As a result of the acquisition, Autodesk will issue approximately 10 million shares of Autodesk stock, based on an exchange ratio of
0.33 shares of Autodesk common stock for each outstanding share of Discreet Logic stock. The transaction will be valued at approximately $410 million based on today's closing price of Autodesk stock. The transaction will be accounted for as pooling-of-interests. As of the close of the stock market on March 16, 1999, trading in shares of Discreet Logic common stock on the Nasdaq National Market system will terminate.

About Autodesk, Inc.

Autodesk is the world's leading supplier of PC design software and digital content creation. The company's 2D and 3D products are used in many industries for architectural design, mechanical design, mapping, film and video production, video game development and Web content development. Its Discreet division develops systems and software for visual effects, editing, and broadcast graphics used in the creation of digital moving pictures. They also develop high-tech tools for design professionals. Recent Academy Award winners for Best Visual Effects are Discreet customers.


The fourth largest PC software company in the world, Autodesk has more than four million customers in over 150 countries. For more information, contact any Authorized Autodesk Reseller, call Autodesk at 800-964-6432,or visit www.autodesk.com. Autodesk shares are traded on the Nasdaq National Market under the symbol ADSK.